Exhibit 99.1

FaZe Clan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$5,894	$17,018
Accounts receivable, net	10,135	6,266
Contract assets	2,804	4,118
Inventory	—	6
Content asset, net	—	474
Prepaid expenses and other assets	11,374	6,190
Total Current Assets	30,207	34,072

Restricted cash	600	600
Property, equipment and leasehold improvements, net	3,986	925
Intangible assets, net	851	738
Other long-term assets	715	733

TOTAL ASSETS	$36,359	$37,068

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$28,199	$28,381
Short-term debt	24,165	3,148
Contract liabilities	2,770	7,902
Other current liabilities	—	7

Total Current Liabilities	55,134	39,438

Long-term debt, net of discounts (Note 5)	70,233	70,854
Other long term liabilities	27	—
Total Liabilities	125,394	110,292

COMMITMENTS AND CONTINGENCIES (Note 8)
MEZZANINE EQUITY:
Series A preferred stock, $0.00001 par value, 3,545,529 shares authorized at June 30, 2022 and December 31, 2021, respectively; 3,237,800 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	33,705	33,705
STOCKHOLDERS’ DEFICIT:
Common stock, $0.00001 par value; 31,900,878 shares authorized at June 30, 2022 and December 31, 2021, respectively; 8,612,791 and 8,461,706 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	—	—
Additional paid-in capital	8,532	5,479
Accumulated deficit	(131,272)	(112,408)

Total Stockholders’ Deficit	(122,740)	(106,929)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT	$36,359	$37,068

FaZe Clan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per-share information)

(unaudited)

	Six months ended June 30,
	2022	2021
Revenues	$34,609	$25,263
Cost of revenues	24,177	20,875

Gross profit	10,432	4,388
Operating expenses:
General and administrative	22,097	14,312
Sales and marketing	2,078	1,361
Impairment of content assets	1,073	—

Loss from operations	(14,816)	(11,285)
Other expense:
Interest expense, net	4,032	2,118
Other, net	16	(67)

Total other expense:	4,048	2,051

Net loss	$(18,864)	$(13,336)

Net loss per common share - basic and diluted	$(2.03)	$(1.64)
Weighted-average number of common shares outstanding - basic and diluted	9,311,842	8,151,888

FaZe Clan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except shares and per-share information)

(unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2020	7,397,055	$—	$3,086	$(75,542)	$(72,456)

Net loss	—	—	—	(13,336)	(13,336)

Balance at June 30, 2021	7,397,055	—	3,086	(88,878)	(85,792)

Balance at December 31, 2021	8,461,706	$—	$5,479	$(112,408)	$(106,929)

Stock based compensation expense	—	—	2,659	—	2,659
Issuance of common stock in connection with litigation settlement	13,021	—	294	—	294
Issuance of common stock upon vesting of restricted stock awards	20,192	—	—	—	—
Exercise of stock option	117,872	—	100	—	100
Net loss	—	—	—	(18,864)	(18,864)

Balance at June 30, 2022	8,612,791	$—	$8,532	$(131,272)	$(122,740)

FaZe Clan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six months ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,864)	$(13,336)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense (recovery)	(36)	81
Additions to content asset	(599)	—
Depreciation & amortization expense	663	434
Content asset impairment	1,073	—
Stock-based compensation expense	2,659	—
Non-cash interest expense	4,032	2,118
Other	(37)	(73)
Change in operating assets and liabilities:
Accounts receivable and contract assets	(2,519)	(805)
Inventory	6	4
Prepaid expenses and other assets	227	(611)
Accounts payable and accrued expenses	(7,171)	(3,149)
Contract liabilities	(5,132)	255
Other current liabilities	(7)	(32)
Other long term liabilities	27	—

NET CASH USED IN OPERATING ACTIVITIES	(25,678)	(15,114)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(3,472)	(87)
Purchase of intangible assets	(356)	(53)
Issuance of note receivable	—	(85)

NET CASH USED IN INVESTING ACTIVITIES	(3,828)	(225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of term loan	20,000	—
Proceeds from issuance of convertible debt	—	20,000
Issuance of common stock in connection with exercise of stock options	100	—
Payment of deferred transaction costs	(1,718)	—
Payment of debt issuance costs	—	(181)

NET CASH PROVIDED BY FINANCING ACTIVITIES	18,382	19,819

NET CHANGE IN CASH AND RESTRICTED CASH	(11,124)	4,480
Cash and restricted cash at beginning of period	17,618	4,431

CASH AND RESTRICTED CASH AT END OF PERIOD	$6,494	$8,911

RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash	$5,894	$8,911
Restricted cash	600	—

Cash and restricted cash	$6,494	$8,911

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$—	$—
SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capitalization of deferred transaction costs included in accounts payable	$5,058	$—
Issuance of common stock in connection with litigation settlement	294	—
Purchase of property, equipment and leasehold improvements in accrued expenses	9	—

FAZE CLAN, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

1.	DESCRIPTION OF THE BUSINESS

FaZe Clan, Inc. (the “Company”), founded in 2010, is a lifestyle and media platform rooted in gaming and youth culture. The Company’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On October 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 (“Merger Sub”), pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of B. Riley 150 (the “Merger”). The Merger is expected to be accounted for as a reverse capitalization whereby the Company is treated as the acquirer. At the closing of the business combination, B. Riley 150 will change its name to “FaZe Holdings Inc.”

The closing of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, the receipt of required approval by the stockholders of B. Riley 150 and the Company, required regulatory approvals and the fulfillment of other conditions set forth in the Merger Agreement, and the effectiveness of the registration statement to be filed with the U.S. Securities and Exchange Commission in connection with the transaction.

In March 2022, the Company and B. Riley 150 entered into an amendment to the Merger Agreement. Pursuant to the amendment, among other things, as of the Merger effective time, each vested stock option of the Company that is not exercised shall not automatically be converted into shares of Company’s common stock but instead will be converted into vested stock options exercisable into B. Riley 150 common stock as of merger effective time. Each vested stock option shall be treated as an issued and outstanding share of the Company’s common stock for all purposes of the Merger Agreement, calculated on a cashless basis. As a result, the calculation of the Equity Value Exchange Ratio is not impacted. The “Equity Value Exchange Ratio” is the quotient obtained by dividing 65,000,000 by the fully diluted number of shares of the Company common stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement).

In March 2022, the Company entered into an agreement for a term loan with B. Riley Principal Commercial Capital, LLC, an affiliate of B. Riley 150, allowing the Company to borrow an aggregate principal amount of up to $20 million maturing on the closing date of the Merger Agreement. As of June 30, 2022, the Company had borrowed $20 million. In the same agreement, the Company waived the minimum cash condition for closing in the proposed merger with B. Riley 150.

In July 2022, the Company and the restricted stock awards holders entered into an amendment to the restricted stock awards agreements entered on October 18 and October 19, 2021. Pursuant to the amendment, among other things, the acceleration of vesting shall happen upon the ninetieth (90th) day following the date of the transactions, instead of on the date of the transactions. As the calculation of company restricted stock awards is defined to include both vested and unvested restricted stock awards pursuant to the Merger Agreement, the calculation of the Equity Value Exchange Ratio is not impacted.

On July 19, 2022 (the “Closing Date”), the Company and B. Riley 150 consummated the Merger and the Company is now a wholly-owned subsidiary of B. Riley 150, subsequently renamed “FaZe Holdings Inc.” The Merger is further described in Note 12, Subsequent Events.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated. The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Unaudited Interim Condensed Consolidated Financial Information

The accompanying Condensed Consolidated Balance Sheet as of June 30, 2022, Condensed Consolidated Statements of Operations for the six months ended June 30, 2022 and 2021, Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021 and Condensed Consolidated Statements of Stockholders’ Deficit for the six months ended June 30, 2022 and 2021 are unaudited. The financial data and other information contained in the notes thereto as of and for the six months ended June 30, 2022 and 2021 are also unaudited. The Condensed Consolidated Balance Sheet as of December 31, 2021 was derived from the Company’s audited consolidated financial statements incorporated by reference in the Company’s Form 8-K, which was filed with the SEC on July 22, 2022.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2022, the results of its operations for the six months ended June 30, 2022 and 2021, and its cash flows for the six months ended June 30, 2022 and 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the notes thereto.

The results for the six months ended June 30, 2022 are not necessarily indicative of results to be expected for the year ended December 31, 2022, or any other interim periods, or any future year or period.

The significant accounting policies used in preparation of these unaudited interim condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020.

Going Concern

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through August 2023. The Company has incurred net losses since inception. The Company expects to continue to incur significant operating losses for the foreseeable future. However, based on cash received from the completion of the merger as more fully described in Note 12, Subsequent Events and cash needs to fund operations, the Company currently expects that it will have sufficient cash to fund its operating expenses and capital expenditure requirements for at least the next 12 months from issuance. As such, substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the condensed consolidated financial statements. The inputs into certain of these estimates and assumptions include the consideration of the economic impact of the COVID-19 pandemic. Significant estimates include revenue recognition, allowance for doubtful accounts, valuation of our common stock, stock-based compensation expense and income taxes. These estimates generally involve complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

COVID-19

The continuing spread of COVID-19 around the world is affecting the United States and global economies and has affected our operations and those of third parties on which we rely, including disruptions in staffing, order fulfillment and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic, are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which the coronavirus impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company continues to monitor the pandemic and the extent to which the continued spread of the virus adversely affects our customer base and revenue. As the COVID-19 pandemic is complex and rapidly evolving, the Company’s plans as described above may change. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on the business, results of operations, financial position, and cash flows.

Content Asset, net

The Company produces programming content which it plans to broadcast on online video and streaming platforms. Costs of produced content consist of development and production costs. These costs are capitalized as “Content Asset, net” on the condensed consolidated balance sheet.

Each title is predominantly monetized on its own. At the specific title level, the Company tests the content asset for impairment when events and circumstances indicate that its fair value may be less than its unamortized cost. If the carrying value of a content asset exceeds its estimated fair value, an impairment charge will be recorded in the amount of the difference.

In April 2022, the Company performed an evaluation of the content asset and determined that the underlying programming of the content asset will not be released. In addition, the Company determined that the content asset has no further utility. Accordingly, the Company recorded an impairment loss of $1.1 million to write off the entire carrying value of content asset. As such, the Company has no content asset balance as of June 30, 2022. There were no content assets as of June 30, 2021.

The Company’s policy is to amortize the content asset once the content airs. Given that the content was fully written off prior to airing, no amortization expense was recorded for the six months ended June 30, 2022. The Company does not own any purchased or licensed programming content.

Exploitation costs such as marketing, advertising, publicity, promotion, and other distribution expenses directly connected with the distribution of the content asset are expensed as incurred.

Revenue Recognition and Contract Balances

In May 2014, the FASB issued new accounting guidance related to revenue recognition. On January 1, 2019, we adopted the new accounting standard and related amendments using the modified retrospective approach. Based on the Company’s assessment, the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) did not have a material impact to the Company’s condensed consolidated financial statements and there were no material differences between the Company’s adoption of ASC 606 and its historic accounting under ASC 605, Revenue Recognition.

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Our payment terms and conditions vary by customer and contract type. In instances where the timing of revenue recognition differs from the timing of invoicing, we do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to our customer and payment for that product or service will be one year or less.

We generally record a receivable related to revenue when we have an unconditional right to invoice and receive payment. Contract assets arise from contracts when revenue is recognized over time and the amount of revenue recognized, including our estimate of variable consideration that has been included in the transaction price, exceeds the amount billed to the customer. These amounts are included in contract assets until the right to payment is no longer conditional on events other than the passage of time. These contract assets are reclassified to receivables when the right to consideration becomes unconditional. For the six months ended June 30, 2022 and 2021, no impairment was recorded from contract assets.

Our allowances for doubtful accounts are typically immaterial and, if required, are based on our best estimate of expected credit losses inherent in our accounts receivable balance.

Contract liabilities are recorded in the event that the Company bills for services in advance of the time the services are performed, or when cash payments are received or due in advance of satisfying our performance obligations, even if amounts are refundable. Contract liabilities recorded at June 30, 2022 and December 31, 2021 represent the Company’s accounting for the timing difference between when funds are received and when the performance obligation is satisfied. Revenue recognized for the six months ended June 30, 2022 relating to the contract liability balances as of January 1, 2022 was $7.8 million.

The following table disaggregates the Company’s revenue by major type for the six months ended June 30, 2022 and 2021:

	(in thousands)
	Six months ended June 30,
	2022	2021
Brand sponsorships	$20,982	$10,695
Content	6,543	10,413
Consumer products	1,857	2,232
Esports	4,963	1,814
Other	264	109

Total revenue	$34,609	$25,263

The section below describes our revenue recognition policies and significant judgments in further detail for each major revenue source of the Company.

Brand Sponsorships

The Company offers advertisers a full range of promotional vehicles, including but not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on the Company’s official merchandise and special appearances of members of the Company’s talent roster. Our brand sponsorship agreements may include multiple services that are capable of being individually distinct, however the intended benefit is an association with the Company’s brand and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, we have determined the brand sponsorship agreements generally do not include a significant financing component.

Content

The Company generates and produces original content which we monetize through Google’s AdSense service. Revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. The amount of revenue earned is reported to us monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

The Company grants exclusive licenses to customers for certain content produced by the Company’s talent. The Company grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer upon execution of the contract. The Company’s only performance obligation is to license the content for use in generating advertising revenues, and recognizes the full contract amount at the point at which the Company provides the customer access to the content, which is at the execution of the contract. The Company has no further performance obligations under these types of contracts and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

Principal Versus Agent Considerations

A significant amount of our brand sponsorship and content revenues are generated from our talent, who are under exclusive, multi-year contracts. Our talent consists of highly trained independent contractors, whose compensation is tied to the revenue that they generate. We have evaluated the terms of our brand sponsorship and content agreements and have concluded the Company is the principal. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to our talent are recorded as cost of revenues. The Company owns the brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization. The Company contracts directly with Google on its Company operated channels, and the talent contracts directly with Google on their own channels. As part of the Company’s contracts with its talent, the Company agrees to serve as the Talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with the Company, the talent grants the Company an exclusive perpetual license to the content, and the Company grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation, or the business of the Company, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to the Company. In addition, the Company’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, the Company is the principal because the Company is the entity exercising primary control over the content generated in the YouTube channels being monetized.

Consumer Products

The Company earns consumer products revenue from sales of our consumer products on our website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. The Company offers customer returns and discounts through a third-party distributor and accounts for this as a reduction to revenue. The Company does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. We have outsourced the design, manufacturing, fulfillment, distribution, and sale of our consumer products to a third party, in exchange for royalties based on the amount of revenue generated. We evaluated the terms of the agreement to determine whether our consumer products revenues should be reported gross, or net of royalties paid. Key indicators that we evaluated in determining whether we are the principal in the sale (gross reporting), or an agent (net reporting) include, but are not limited to:

•	the Company is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

•	the Company has inventory risk before the good is transferred to the customer, and

•	the Company is the party that has discretion in establishing pricing for the specified good or service.

Based on our evaluation of the above indicators, we report consumer products revenues on a gross basis.

Esports

League Participation: Generally, The Company has one performance obligation—to participate in the overall Esport event—because the underlying activities do not have standalone value absent our participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain, we recognize revenue at the point in time when the uncertainty is resolved.

Player Transfer Fees: Player transfer agreements include a fixed fee and may include a variable fee component. The Company recognizes the fixed portion of revenue from transfer fees upon satisfaction of our performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

Licensing of Intellectual Property: Our licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of June 30, 2022, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of June 30, 2022 were not material.

Convertible Debt

The Company evaluates embedded conversion features within convertible debt under ASC 815, Derivatives and Hedging (“ASC 815”), to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC 718, Compensation – Stock Compensation, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards.

Given the absence of an active market for the Company’s common stock, the Board of Directors (the “Board”) was required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believes this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supported by the results produced by this valuation methodology. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments and estimates. If different assumptions were made, stock-based compensation expense and net loss could have been significantly different.

For stock options, the Company estimates the fair value using the Black-Scholes-Merton option-pricing (“Black-Scholes”) model. The fair value is expensed over the requisite service periods of the awards (usually one to four years), or in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a change in control event). As there was no public market for its common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method” due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The Black-Scholes model requires the input of certain assumptions that require the Company’s judgment, including the fair value of common shares, expected term and the expected price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future. The Company accounts for forfeitures of stock-based awards as they occur.

Fair Value Measurement

The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy consists of the following three levels:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities

Level 3: Unobservable inputs which are supported by little or no market activity

The carrying amount of the Company’s financial instruments, including cash, accounts receivable, notes receivable, and accounts payable approximate fair value due to their short-term nature.

The Company does not have financial assets or liabilities that are required under U.S. GAAP to be measured at fair value on a recurring basis. The Company has not elected to use the fair value measurement option for any assets or liabilities for which fair value measurement is not presently required.

Loss Per Common Share

In accordance with the provisions of ASC 260, Earnings Per Share, net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be antidilutive. The Company has 754,833 fully vested warrants in which common shares are issuable for little to no consideration outstanding for the six months ended June 30, 2022 and 2021. The Company considered these warrants outstanding in the context of basic loss per share and included these warrants in the weighted-average shares of common stock outstanding for the period.

The results of operations were net losses for the six months ended June 30, 2022 and 2021. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all periods. Potentially dilutive securities that are not included in the calculation of diluted net loss per share because their effect is antidilutive are as follows (in common equivalent shares):

	Six months ended June 30,
	2022	2021
Warrants	292,790	292,790
Stock options	8,359,882	5,340,000
Unvested restricted stock awards	1,085,310	—
Convertible preferred stock	3,237,800	3,237,800

Total potentially dilutive common stock equivalents	12,975,782	8,870,590

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates and reports financial information in one segment, as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of June 30, 2022 and December 31, 2021, the Company did not have material assets located outside of the United States. For the six months ended June 30, 2022, the Company had $2.2 million of revenue earned outside of the United States. The Company earned no material revenue outside of the United States for the six months ended June 30, 2021.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt–Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. The ASU is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted for fiscal years beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company adopted the standard with an effective date of January 1, 2022 using the modified retrospective approach. The adoption of this ASU will impact the Company’s accounting for the conversion of convertible debt under original contractual terms at the Merger on July 19, 2022 as discussed in Note 5, Debt and Note 12, Subsequent Events.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments are designed to clarify an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity-classified after modification or exchange. The ASU provides guidance on how an issuer would measure and recognize the effects of these transactions. The standard provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The ASU is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021-04 prospectively to modifications or exchanges occurring on or after the effective date. The Company adopted the standard with an effective date of January 1, 2022. The adoption of this ASU did not have a material impact on the condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

As an emerging growth company, the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an emerging growth company. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU assets”) asset and a lease liability for all leases with terms greater than 12 months and requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. After the issuance of ASU 2016-02, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. The ASU is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting data based on historical experience, current conditions, and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgements used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic-740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements as of June 30, 2022 and December 31, 2021 consisted of the following:

	(in thousands)
	June 30, 2022	December 31, 2021
Furniture / Fixtures	$743	$159
Computer equipment	3,490	708
Vehicles	106	106
Leasehold improvements	409	731

Subtotal	4,748	1,704
Less accumulated depreciation	(762)	(779)

Property, equipment and leasehold improvements, net	$3,986	$925

Depreciation expense totaled $0.5 million and $0.1 million for the six months ended June 30, 2022 and 2021, respectively. During the six months ended June 30, 2022, the Company disposed of certain leasehold improvements that were fully depreciated at the time of disposal, and there was no gain or loss on disposal.

4.	INTANGIBLE ASSETS

Intangible assets as of June 30, 2022 and December 31, 2021 consisted of the following:

		(in thousands)
As of June 30, 2022	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Website development	3 years	$297	$118	$179
Talent acquisition	2 – 3 years	1,022	350	672

Intangible assets, net		$1,319	$468	$851

		(in thousands)
As of December 31, 2021	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Website development	3 years	$211	$75	$136
Talent acquisition	2 – 3 years	1,653	1,051	602

Intangible assets, net		$1,864	$1,126	$738

Amortization expense totaled $0.2 million and $0.3 million for the six months ended June 30, 2022 and 2021, respectively.

The following table presents the estimated future amortization of intangible assets (in thousands):

(in thousands)
Years ending December 31,
2022 (remainder)	$262
2023	358
2024	213
2025	18

Total future amortization of amortizable intangible assets	$851

During the six months ended June 30, 2022, the Company removed $0.9 million of intangible assets that were fully amortized from intangible assets and accumulated amortization, and there was no gain or loss on the removal.

5.	DEBT

Debt as of June 30, 2022 and December 31, 2021 consisted of the following:

As of June 30, 2022
	(in thousands)
	Unpaid Principal	Short-term	Long-term	Unamortized Issuance Costs	Net Carrying Value
2022 B. Riley bridge loan	$20,342	$20,342	$—	$—	$20,342
2021 Cox convertible promissory note	15,000	—	15,000	—	15,000
2021 Convertible promissory notes	675	175	500	—	675
2020 Secured convertible promissory note	55,000	—	55,000	(267)	54,733
2020 Convertible promissory notes	2,525	2,525	—	—	2,525
2020 PPP loan	1,123	1,123	—	—	1,123
Other loans	—	—	—	—	—

Total principal amount outstanding	$94,665	$24,165	$70,500	$(267)	$94,398

As of December 31, 2021
	(in thousands)
	Unpaid Principal	Short-term	Long-term	Unamortized Issuance Costs	Net Carrying Value
2021 Cox convertible promissory note	$15,000	$—	$15,000	$—	$15,000
2021 Convertible promissory notes	675	—	675	—	675
2020 Secured convertible promissory note	55,000	—	55,000	(358)	54,642
2020 Convertible promissory notes	2,525	2,025	500	—	2,525
2020 PPP loan	1,123	1,123	—	—	1,123
Other loans	37	—	37	—	37

Total principal amount outstanding	$74,360	$3,148	$71,212	$(358)	$74,002

As of June 30, 2022, long-term debt maturities for the next five years and thereafter are as follows (in thousands):

Future Maturities
	(in thousands)
Years ending December 31,	Non-Convertible Debt	Convertible Debt	Total
2022 (remainder)	$21,465	$2,025	$23,490
2023	—	71,175	71,175
2024	—	—	—
2025	—	—	—
2026	—	—	—
Thereafter	—	—	—

	$21,465	$73,200	$94,665

2022 B. Riley Term Loan

In March 2022, the Company entered into a Bridge Loan Agreement with B. Riley Commercial Capital, LLC (“B. Riley Lender”), an affiliate of B. Riley 150, pursuant to which the Company received a term loan in the amount of $10.0 million in a single advance (“Initial Term Loan”). Upon receipt of a borrowing notice from the Company to B. Riley Lender, B. Riley Lender will issue the Company a second advance of $10.0 million (“Final Term Loan”). The maturity date is the closing date of the Merger Agreement. In the event that the Merger Agreement is terminated without completion of the business combination, the 2022 B. Riley Term Loan will become a secured convertible promissory note on substantially the same terms as the existing 2021 Cox Convertible Promissory Notes further discussed below, in an aggregate principal amount equal to the outstanding principal balance, including capitalized interest, and the unpaid accrued interest on the 2022 B. Riley Term Loan on such date. The Company drew the $10 million Initial Term Loan in March 2022, and drew the Final Term Loan in April 2022.

The 2022 B. Riley Term Loan accrues interest at a rate of 7.00% per annum, compounded quarterly, with such interest accrued on the last business day of each calendar quarter, and shall be paid in cash on the maturity date and is secured against substantially all assets of the Company. The 2022 B. Riley Term Loan was paid in full at the closing of the Merger with B. Riley 150 on July 19, 2022. Refer to Note 12, Subsequent Events.

The 2022 B. Riley Term Loan is recorded as short-term debt.

2021 Cox Convertible Promissory Notes

In August 2021, the Company entered into an agreement with Cox Investment Holdings, Inc. (“Cox”) to which the Company sold convertible promissory notes totaling $10.0 million. The maturity date is the earliest of (a) December 15, 2023, (b) the consummation of an initial public offering, (c) the merger of the Company with another entity, (d) a transaction pursuant to which more than 50% of the Company’s equity securities come to be owned by an unrelated third party, (e) a sale of all or substantially all of the assets of the Company, or (f) the consummation of a private round of equity financing resulting in aggregate gross proceeds to the Company of at least $15.0 million (“Cox Qualified Financing”). In addition, Cox exercised its right to purchase an additional $5.0 million in Cox Convertible Promissory Notes in October 2021.

The convertible promissory notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock most recently sold in a Cox Qualified Financing consummated prior to such time. The conversion price is equal to the lesser of (a) the imputed pre-money enterprise value of the Company with respect to the Cox Qualified Financing most recently consummated prior to the time of determination, and (b) $250.0 million minus the then outstanding debt of the company in excess of $25.0 million, divided by the total number of shares of capital stock of the Company then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding (a) shares of capital stock of the Company issuable upon the conversion of the Note, and (b) shares of capital stock issuable upon conversion of other convertible notes or indebtedness then outstanding.

The 2021 Cox Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 10.00% per annum and are secured against substantially all assets of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The 2021 Cox Convertible Promissory Notes converted into Company common stock upon the closing of the Merger with B. Riley 150 on July 19, 2022 under its original contractual terms with no gain/loss recognized in accordance with the Company’s adoption of ASU 2020-06. Refer to Note 12, Subsequent Events.

The 2021 Cox Convertible Promissory Notes is recorded as long-term debt.

2021 Convertible Promissory Notes

In June and August 2021, the Company entered into Convertible Promissory Note agreements with accredited investors pursuant to which the Company sold Promissory Notes totaling $0.7 million. For each note issued, the maturity date is the second anniversary of the date of the Purchase Agreement. The conversion price is equal to 90% of the price per share sold in a Preferred Stock Financing, provided the price is subject to adjustment in the event the Company’s enterprise value is greater than $250.0 million on that date.

The 2021 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any Senior Indebtedness of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The 2021 Convertible Promissory Notes converted into Company common stock upon the closing of the Merger with B. Riley 150 on July 19, 2022, under its original contractual terms with no gain/loss recognized in accordance with the Company’s adoption of ASU 2020-06. Refer to Note 12, Subsequent Events.

The 2021 Convertible Promissory Notes are recorded as short- term and long-term debts based on the maturity dates.

2020 Secured Convertible Note Purchase Agreements and Secured Convertible Promissory Notes

In December 2020, the Company entered into a Secured Convertible Note Purchase Agreement as amended on February 22, 2021, April 23, 2021, and August 16, 2021 (together, the “Purchase Agreement”) with CPH Phase II SPV L.P. and CPH Phase III SVP L.P., accredited investors, (collectively referred to as “CPH Noteholders”) pursuant to which the Company agreed to sell Secured Convertible Promissory Notes (the “CPH Notes”), for a total of up to $91.7 million, to the investors. The Company issued Secured Convertible Promissory Notes to the investors for a total of $55.0 million.

In October 2021, the Company entered into an agreement with the CPH Noteholders, for the settlement of the accrued interest on the CPH Notes and the settlement of the purchaser’s right, but not obligation, to purchase additional Notes from the Company for up to $36.7 million expiring in June 2022 (“CPH Right”). The CPH Right has an anti-dilution feature and survives beyond a change-in-control event, including a merger transaction with a special purpose acquisition company. The Company will settle the accrued interest through February 1, 2022 and the CPH Right for 523,763 and 4,800,000 shares of the combined company’s common stock, respectively, issuable upon the close of the Merger. The accrued interest after February 1, 2022 will be payable in cash. The common stock and cash for accrued interest and the common stock for the CPH Right was settled upon close of the Merger on July 19, 2022. Refer to Note 12, Subsequent Events, for more information.

For each note issued under the Purchase Agreement, the maturity date is the earlier of December 15, 2023 of either (i) an initial public offering, (ii) a transaction or series of related transactions pursuant to which more than 50% of the Company’s equity securities come to be owned by an unrelated third party or (iii) the sale of all or substantially all of the assets of the Company (a “Liquidity Event”). The Notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock (“Conversion Shares”) sold in a private round of equity financing consummated after January 1, 2021 that result in gross proceeds of at least $15.0 million (a “CPH Qualified Financing”). The conversion price is equal to the imputed pre-money enterprise value of the Company with respect to the CPH Qualified Financing divided by the total number of shares of capital stock then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of the Company issuable to the investor upon conversion of the Notes. The conversion price is subject to adjustment in the event the Company’s enterprise value is greater than $250.0 million at the time of conversion.

The Company may prepay the Notes in whole or in part at any time without penalty, provided the investor has the right to utilize the proceeds to purchase the Conversion Shares at the conversion price prior to the maturity date. The Notes bear interest at 10.00% per annum and are secured against substantially all of assets of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The Secured Convertible Note Purchase Agreement and Secured Convertible Promissory Note converted into Company common stock upon the closing of the Merger with B. Riley 150 on July 19, 2022, under the Merger Agreement terms and will be accounted for as extinguishment of debt, with an expected loss of approximately $112.9 million to be recognized in the third quarter of 2022. Refer to Note 12, Subsequent Events.

The 2020 Secured Convertible Promissory Note is recorded as long-term debt, net of discount and issuance costs, which are amortized to interest expense over the respective terms of these borrowings.

2020 Convertible Promissory Notes

In March — June 2020, the Company entered into Convertible Promissory Note agreements with accredited investors pursuant to which the Company sold Promissory Notes totaling $2.5 million. Subsequent to the execution of the Merger Agreement, in November and December 2021, the Company entered into consent letters with each of the 2020 Convertible Promissory Note Holders wherein each note will be converted into a number of shares of the Company’s common stock immediately prior to the Merger. The conversion price will be equal to $250.0 million or $200.0 million divided by the total number of shares of capital stock of the Company issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of the Company issued or issuable upon conversion of the Note and other convertible notes of the Company. The consent letters will terminate if (a) the Merger Agreement is terminated, or (b) subject to the approval of B. Riley 150, if the consent letter is terminated upon mutual agreement of the holder and the Company, upon which time each note will become due.

The 2020 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any Senior Indebtedness of the Company.

The 2020 Convertible Promissory Notes, excluding HODL SPV I, LP, converted into Company common stock upon the closing of the Merger with B. Riley 150 on July 19, 2022, under the Merger Agreement terms and accounted for as extinguishment of debt, with an expected loss of approximately $2.4 million to be recognized in the third quarter of 2022. HODL SPV I, LP Note converted into Company common stock upon the closing of the Merger with B. Riley 150 on July 19, 2022, under its original contractual terms with no gain/loss recognized in accordance with the Company’s adoption of ASU 2020-06. Refer to Note 12, Subsequent Events.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability. The 2020 Convertible Promissory Notes are recorded as short-term debt.

2020 Paycheck Protection Program Loan (“PPP Loan”)

In May 2020, the Company entered into a Promissory Note dated May 4, 2020 (the “PPP Loan”) with Harvest Small Business Finance, LLC (“Harvest”), pursuant to which Harvest agreed to make a loan to the Company under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves, rent, utilities, and interest on certain other outstanding debt. Under the terms of the PPP Loan, the Company may be eligible for full or partial loan forgiveness; however, no assurance is provided that the Company will apply for, or obtain forgiveness for, any portion of the SBA Loan.

The Company will be required to make principal and interest payments in monthly installments, beginning ten months after the last day of the covered period, on the balance that is not forgiven. The loan matures in May 2022 and bears interest at a rate of 1.00% per annum.

The Company paid back the loan with the proceeds of the Merger with B. Riley 150 on July 19, 2022. Refer to Note 12, Subsequent Events.

The PPP Loan is recorded as short-term debt.

Fair Value of Debt

The Company’s debt is not measured at fair value on a recurring basis. The Company estimates the fair value of all debt instruments using commonly accepted valuation methodologies and inputs that are not directly observable. As such, all debt instruments are categorized as Level 3. The amount of the fair value is materially the same as carrying value, primarily due to near term maturity dates or recent issuance dates.

Interest Expense

Interest expense for the six months ended June 30, 2022 was $4.0 million, comprised of $3.9 million of contractual interest expense and $0.1 million of amortization of debt issuance costs.

6.	EQUITY

Preferred Stock

The Company authorized 3,545,529 shares of series A preferred stock with $0.00001 par value. As of June 30, 2022 and December 31, 2021, 3,237,800 shares of series A preferred shares were issued and outstanding. The rights and preferences of the series A preferred shares are summarized below:

Dividend Rights: There are no cumulative dividend rights on the preferred shares.

Liquidation Preferences: In the event of a liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to be paid out before any payments are made to the holders of the common stock. Series A holders are paid out of the assets of the Company available for distribution at an amount per share equal to the greater of (i) two times the series A original issue price or (ii) an amount per share as would have been payable had all series A preferred shares been converted into common stock. The remaining assets available for distribution are distributed among the holders of common stock.

Each share of series A preferred stock will automatically be converted into common stock at the then applicable conversion rate in the event of (i) the closing of a firm commitment underwritten public offering with a price of two times the original issue price (subject to adjustments for stock dividends, splits, combinations, and similar events) and gross proceeds to the Company of not less than $25.0 million, or (ii) upon written consent of the requisite holders. The Company determined that the Preferred A common stock is redeemable upon a change-in-control that is not solely in the Company’s control and records $33.7 million in temporary equity.

Common Stock

On July 6, 2021, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 31,900,878 shares of common stock with a par value of $0.00001 per share.

As of June 30, 2022 and December 31, 2021, 8,612,791 shares and 8,461,706 shares were issued and outstanding, respectively.

7.	STOCK COMPENSATION EXPENSE

Stock-based compensation expense for the periods presented was comprised of the following, which were included in general and administrative expenses within the condensed consolidated statement of operations:

	(in thousands)
	For the six months ended June 30,
	2022	2021
	Stock-Based Compensation Expense	Stock-Based Compensation Expense
Stock options	$118	$—
Restricted stock awards	2,541	—

Total stock–based compensation expense	$2,659	$—

In addition, approximately $41,105 has been included in cost of revenues for the six months ended June 30, 2022 and 2021, respectively, for stock-based compensation expense related to the services provided by Commerce Media Holdings, LLC. Compensation costs related to Commerce Media Holdings, LLC of $0.1 million and $0.2 million were capitalized and are included in prepaid expenses and other assets as of June 30, 2022 and 2021, respectively.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain business and residential facilities under operating lease agreements that specify minimum rentals with lease terms ranging from two to two and a half years. The Company’s rent expense for the six months ended June 30, 2022 and 2021 was $1.1 million and $0.6 million, respectively, and is included in general and administrative expense in the condensed consolidated statement of operations. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Future minimum lease payments, which include non-cancelable operating leases at June 30, 2022, are as follows:

Years ending December 31,	(in thousands)
2022 (remainder)	$1,412
2023	2,895
2024	1,977
2025	5
Thereafter	3

Total minimum lease payment	$6,292

9.	LITIGATION

From time to time, in the normal course of operations, the Company is subject to litigation matters and claims, including claims relating to employee relations and business practices. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity, or results of operations.

On August 12, 2020, Greg Selkoe, President of the Company until May 2020, filed suit against the Company for severance and sums related to his termination from the Company, which was initiated in January 2020. The Company and Mr. Selkoe reached a settlement, including a severance payment to Mr. Selkoe and forfeiture by Mr. Selkoe of the entirety of his stock options. The Company accrued $3.2 million for the year ended December 31, 2020. The Company paid $2.9 million of the severance payments to Mr. Selkoe in 2021. In May 2022, the Company made a payment of $0.3 million for the remainder of the balance.

On September 14, 2020, Adam Salman of Adult Use Holdings, Inc. and Igor Gimelshtein of Zola Ventures Ltd., claimed that the Company owes approximately $2.5 million to Salman and Gimelshtein in connection with alleged funding to the Company of $30.0 million by Bridging Finance Group. The Company has denied any liability in connection with this claim and has agreed to arbitrate the dispute, which is ongoing. The Company does not believe a material loss is probable at this time. As result, the Company has not recorded a reserve with respect to this litigation.

On December 7, 2020, the Company filed an arbitration demand against its former Chief Legal Officer, Phillip Gordon (“Gordon”), alleging claims for fraud, breach of fiduciary duty, breach of duty of loyalty, and breach of employment agreement. The Company terminated Gordon effective as of December 5, 2020 based on the results of an internal investigation. Gordon has denied that the Company had cause to terminate him and filed counterclaims seeking payment of severance under his employment agreement in the total amount of $3.0 million, plus payment of $0.5 million in bonus compensation. Subsequent to December 31, 2021, as a result of arbitration proceedings, the Company has entered into a settlement agreement whereby Gordon agreed to the cancellation of 90,000 of the 790,000 outstanding stock options previously issued to him and to release any actions, claims, damages, judgments or agreements arising out of his relationship with the Company in exchange for $1.9 million in cash. The Company recorded a legal accrual for $1.9 million as of December 31, 2021. The initial payment of $0.4 million was made in the first quarter of 2022.

On May 21, 2021, Alissa Violet Marie Butler filed suit in the Superior Court of the State of California for the County of Los Angeles against FaZe Clan Inc., Dentons US LLP, and Wilson Sonsini Goodrich & Rosati, P.C. Ms. Butler alleges that she is entitled to shares of the Company’s stock. Subsequent to December 31, 2021, the Company has reached a preliminary settlement with Ms. Butler for a total of $0.8 million payable in a combination of cash and common stock to settle Ms. Butler’s claim. The Company recorded a legal accrual for $0.8 million as of December 31, 2021. The Company paid $0.1 million in cash and $0.3 million in common stock in April 2022, with the remainder to be paid out in 2022.

In 2021, the Company was made aware of a claim from Treschow-Fritzoe AS that the Company repaid the wrong party for certain funds received by the Company in 2017 and recorded a legal accrual of $1.2 million as of December 31, 2020. In October 2021, the Company entered into a settlement agreement with Treschow-Fritzoe AS and adjusted its legal accrual to $0.8 million as of December 31, 2021. The Company paid $0.8 million in April 2022.

10.	INCOME TAXES

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating losses and tax credit carryforwards. The Company establishes a valuation allowance if the Company believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. The Company has considered its history of cumulative tax and book losses incurred since inception, and other positive and negative evidence, and has concluded that it is more likely than not that the Company will not realize the benefits of the net deferred tax assets as of June 30, 2022 and December 31, 2021.

For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. As of June 30, 2022, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through June 30, 2022.

The effective tax rate was zero percent for both the six months ended June 30, 2022 and 2021, respectively. The difference between the U.S. statutory rate and the Company’s effective tax rate is primarily due to the full valuation allowance on its deferred tax assets.

11.	RELATED PARTY TRANSACTIONS

Related Party Loan Receivables and Payables

The Company has loan receivables from one of the Company’s founders related to legal and settlement fees that the Company had paid on their behalf, and commissions payable related to a talent arrangement with the Company. The Company recorded $0.5 million and $0.5 million in receivables as of June 30, 2022 and December 31, 2021, respectively, related to the anticipated repayment of these fees.

In April 2021, the Company issued a loan to one of the Company’s founders. The Company recorded $0.1 million and $0.1 million in receivables for this loan as of June 30, 2022 and December 31, 2021, respectively.

Retainer Consulting Arrangements

During the six months ended June 30, 2022 and 2021, the Company had retainer consulting arrangements with co-founders Nordan Shat, Thomas Oliveira, Richard Bengtson, and Sabastian Diamond. The Company recorded approximately $0.3 million and $0.3 million in expenses related to these arrangements for the six months ended June 30, 2022 and 2021, respectively. These expenses are presented within general and administrative expense within the condensed consolidated statement of operations.

12.	SUBSEQUENT EVENTS

In preparing the unaudited condensed consolidated financial statements, the Company has evaluated subsequent events through August [•], 2022, which is the date the unaudited condensed consolidated financial statements were available for issuance.

Claims

See claims as described in Note 9, Litigation above.

The Merger

On the Closing Date, the stockholders of B. Riley 150 approved the Merger. As a result of the Merger, the securityholders of the Company became security holders of B. Riley 150, with B. Riley 150 renamed as “FaZe Holdings Inc.” (the “New Faze”). Additionally, B. Riley 150’s class B common stock was converted into B. Riley 150’s class A common stock and B. Riley 150’s class A common stock was reclassified as common stock, par value $0.0001 per share of New FaZe (the “New FaZe Common Stock”) on a one-to-one basis upon the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State upon completion of the Merger (the “Closing”).

At the effective time of the Merger (the “Effective Time”), a redemption of 15,883,395 shares of B. Riley 150 public shares occurred subsequent to B. Riley 150 stockholders exercising their right to redeem public shares for their pro rata share of the trust account.

At the Effective Time, 10,000,000 shares of New FaZe Common Stock at a purchase price of $10.00 per share were sold and issued for an aggregate purchase price of $100.0 million pursuant to the subscription agreements entered in connection with the PIPE investment, including purchases made by the Company PIPE investor, sponsor related PIPE investors, and third-party investors, and inclusive of shares issued to the sponsor pursuant to the backstop commitment under the sponsor support agreement, representing the portion of the PIPE investment not purchased by third-party investors.

At the Effective Time, pursuant to the Merger Agreement as amended by the second Merger Agreement amendment, all vested and unvested the Company’s options and unvested the Company’s restricted stock awards were converted into vested and unvested options and restricted stock awards for New FaZe Common Stock at the Closing. 525,782 shares of the Company’s options to the Company’s executives, 1,450,914 shares of the Company options, representing 75% of the unvested the Company’s options outstanding under the Company’s existing incentive plans that remain unvested as of the Effective Time were vested. In addition, 966,326 shares of the New FaZe restricted stock awards at the Closing and at 90 days after the Closing were vested, pursuant to existing contractual terms and amendments to certain restricted stock awards entered into prior to the Closing.

At the Effective Time, 1,047,623 shares of the Company’s warrants (including 292,790 shares of preferred stock warrants and 754,833 shares of common stock warrants) were exercised into the Company’s common stock and the Company’s preferred stock, respectively. 3,237,800 shares of the Company’s preferred stock were converted into shares of the Company’s common stock on a one-to-one basis. $72.9 million of the Company’s convertible debt (including 2021 Cox Convertible Promissory Notes, 2021 Convertible Promissory Notes, 2020 Secured Convertible Note Purchase Agreements and Secured Convertible Promissory Notes, and 2020 Convertible Promissory Notes) were converted into the Company’s common stock, with $6.9 million accrued but unpaid interest converted into the Company’s common stock, and $2.6 million accrued but unpaid interest settled by cash, all prior to the Closing, with approximately $115.3 million of loss on debt extinguishment upon the conversion of certain debt under the Merger Agreement terms to be recognized and recorded in the third quarter of 2022. All 22,902,063 shares of issued and outstanding the Company’s common stock (including shares of the Company’s common stock issued pursuant to the exercise of common stock and preferred stock purchase warrants and the conversion of the Company’s convertible debts and the preferred stocks) were surrendered and exchanged into 50,995,637 shares of New FaZe Common Stock calculated using the Equity Value Exchange Ratio.

At the Effective Time, the sponsors agreed that 50% of the founder shares vest immediately and 50% of the founder shares are subject to vesting and forfeiture conditions upon reaching certain VWAP per share during the five-year period beginning 90 days after the Closing Date and ending on the fifth anniversary of the Closing Date. A number of New FaZe Common Stock equal to 6% of the sum of i) the total number of New FaZe Common Stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of New FaZe Common Stock equal to the product of the total number of Net Vested Company Option Shares and the Equity Value Exchange Ratio were issued and will be subject to vesting and forfeiture conditions upon reaching certain VWAP per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date.

At the Effective Time, the Company paid $1.1 million outstanding PPP Loan and the accrued but unpaid interest. The Company also paid the $20.0 million term loan with B. Riley Lender. Both are described in Note 5, Debt above.

The Merger was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, B. Riley 150 was treated as the acquired company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of the Company issuing stock for the net assets of B. Riley 150, accompanied by a recapitalization. The net assets of B. Riley 150 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination is those of the Company.

As a result of the Merger, the Company received net cash consideration of $57.8 million.

Registration Statement on Form S-1

On July 29, 2022, New Faze filed a registration statement on Form S-1 (the “Registration Statement”) for the registration and offering under the Securities Act of 1933, as amended, of (A) the issuance of 5,923,333 shares of New FaZe Common Stock, consisting of (i) shares of common stock issuable upon the exercise of the private placement warrants and (ii) shares of common stock issuable upon the exercise of the public warrants and (B) the resale of (i) up to 55,264,873 shares of the New FaZe Common Stock and (ii) up to 173,333 private placement warrants. Subject to the terms of the applicable agreements, the selling holders may offer, sell, or distribute all or a portion of their shares of New FaZe Common Stock or private placement warrants publicly or through private transactions at prevailing market prices or at negotiated prices.